[LETTERHEAD OF WINTHROP REALTY TRUST]

April 2009

Fellow Shareholder:

2008 proved to be one of the most challenging years of our lengthy business careers.  While we have strengthened our balance sheet to withstand the storm and improved liquidity, our share price has reached levels so low that at times it has traded barely above our per share net cash plus marketable securities.  Both as your management team and as the largest shareholder of the Company, no one is more disappointed in the decline of our share price.  Rather than lamenting the 2008 economic crisis, we prefer to focus on what we have done and what we plan to do to restore not only our share price but also shareholder confidence.

Strengthened our Balance Sheet

As of December 31, 2008 we had $73.6 million in cash and cash equivalents, marketable securities of $36.5 million and an untapped $35.0 million line of credit.  The Company’s only recourse liability is $37.4 million redemption price on our Series B-1 Preferred Shareholders which is redeemable in February 2012.  The balance of our debt is non-recourse and none of the debt in our joint venture platforms is recourse to the Company.  Accordingly, we believe that not only do we have one of the strongest balance sheets of any publicly traded REIT, but we are well positioned to weather the current storm and take advantage of the opportunities that will emerge from the ongoing economic crisis.

Maintained an all cash dividend

While many REITs are taking advantage of the IRS guidance that permits a 90% stock dividend in lieu of cash, we recognize that REIT shareholders may expect a cash dividend, particularly during these economic times.  Fortunately, the strength of our balance sheet permits the Company to maintain a current cash dividend.

Continued judicious investment strategy

Despite our liquidity, capital is dear to us.  As we have stated in our past correspondence, we are a cautious and deliberate investor.  Our experience has shown that too often investors will rush to invest too early in a downturn, with unfortunate results.  We have been carefully reviewing investment prospects and have concluded that in this market senior equity and debt securities can provide the best risk adjusted return for us while we patiently wait for the opportunistic investments that we believe will provide the type of transactions that you have come to expect from us.  Accordingly, our REIT securities segment has been the most active segment in our business during the last six months, with $35.0 million invested in senior equity and debt securities at March 31, 2009.

Reduced management fee

Our dedicated and talented management team is working harder than ever to improve share value.  Nevertheless we felt that a reduction in the management fee was the right thing to do given the steep decline in our share price.  In 2009 this reduction equates to a $2.1 million expense savings.  We have been, and will continue to be, fully aligned with our shareholders.

2008 Results

Among the terms most frequently used in the media recently is financial transparency.   Unfortunately, the way we have structured some of our investments and the accounting treatment dictated by generally accepted accounting principles has made navigating our balance sheet and statement of operations cumbersome, to say the least.  Consequently, we continue to strive to improve our reporting to provide investors with the information needed to better understand our Company.

To that end, in order to simplify our Company, our assets may be separated into several buckets:  1) the 4.3 million square feet of real estate properties that we consolidate on our balance sheet; 2) our mezzanine loan and equity investment in the Marc Realty portfolio which itself owns 3.4 million square feet in the Chicago metropolitan and suburban area, characterized as preferred equity on our balance sheet and $17 million in tenant improvement/capital expenditure loans which are characterized as loans on our balance sheet; 3) our joint venture with Sealy in three properties containing 2.0 million square feet, characterized as an equity investment on our balance sheet;  4) our ownership of a 50% joint venture interest in Concord, also characterized as an equity investment on our balance sheet, which owns $900 million of commercial loan assets and $200 million of commercial real estate loan securities; and finally 5) our investment in REIT equity and debt securities.

With respect to our consolidated operating properties, our long term non-recourse property specific financings have served us well and the occupancy of these assets continues to be strong at 96.1%.  With the exception of our 90,000 square foot property located in Andover, Massachusetts for which our tenant notified us that it is vacating and for which we took impairment, these properties are performing as anticipated.  Our share of the net operating income generated by these properties in 2008 was $33.3 million.

We believe the strength of our Marc portfolio assets in downtown Chicago will more than compensate for the continued softening in the suburban Chicago market which has led us to recognize an impairment charge on four of the loans in the Marc Realty portfolio this year.  The occupancy rates in the downtown properties are 88.0%.  In our statement of operations, we recognize the amounts received under the terms of the mezzanine loans as preferred equity investment income and the amounts received under the tenant improvement and capital expenditure loans as interest income.  During 2008, we received total cash payments with respect to our Marc portfolio of $6.0 million plus sales proceeds of $4.2 million and made tenant improvement and capital expenditure loans totaling $8.5 million.

Our investment in the Sealy properties continues to meet our investment expectations with consistent cash flow distributions and an occupancy rate of 86.6%.  We received aggregate distributions from these properties of $1.4 million in 2008.

As evidenced by the massive impairment charges incurred this year, our investment in Concord is both our most significant legacy disappointment and challenge.  Concord was initially able to execute its strategy when it financed its $464.7 million loan and bond portfolio with $376.6 million CDO-1 long term financing.  After accumulating loans and bonds for a proposed second CDO and warehousing those assets using short-term repurchase facilities, the market for CDOs evaporated and Concord was left with $644.3 million in long- term assets pledged as security for short-term debt.  Despite the performing quality of Concord’s loan assets and loan securities of which less than 5% is non-performing, the repurchase agreement financing resulted in margin calls that utilized all of Concord’s cash flow and available capital, including most of the $76 million in new equity contributed by a subsidiary of Inland American Real Estate Trust Inc.  As of December 31, 2008, in addition to its CDO financing, Concord had $240.6 million of repurchase agreements and an $80.0 million credit facility, which mature between 2009 and 2011.  We, together with our joint venture partners, have determined that we will not grow this platform, but rather will focus our efforts on equity recovery through restructuring, continued de-levering of the repurchase agreements and by maximizing the value of the assets.

Lastly, our investment in REIT senior equity and debt securities is performing as anticipated.  The preferred equity investments are yielding a current cash return in excess of 15 % and the debt securities are yielding a current cash return in excess of 6% before giving any effect to the substantial accretion of the purchase discount.  Apart from the favorable risk adjusted returns, the liquidity of these securities allows us to reallocate into more conventional real estate assets when they become more reasonably priced.

In summary, we are pleased with the performance of our operating properties and our investment in the Marc Realty and Sealy platforms.  Our investment in Concord remains a setback for the Company.  In management’s view, our liquidity, very limited recourse debt and stable, reliable cash flow are important indicators of our strength as we enter 2009 and pursue future investment opportunities that this climate will provide.

As always, we acknowledge the dedication and efforts by our entire management team, our advisor's personnel and our incisive Board of Trustees.  We thank you for your continued investment and look forward to seeing you at our annual meeting.

Michael L. Ashner	Carolyn B. Tiffany
Chairman of the Board and	President
Chief Executive Officer